STOCK PLEDGE AGREEMENT


         AGREEMENT, dated July 6, 1999, between DOUGLAS S. AND JANINE M. BELL, having an address at 101 Russell Boulevard, Bradford, Pennsylvania 16701, ("Pledgor"), and C. LAWRENCE AND DOROTHY V. SHIELDS, having an address at 64 Jackson Avenue, Bradford, Pennsylvania 16701, ("Pledgee").


                              W I T N E S S E T H:

         WHEREAS, concurrently herewith Pledgee is lending to Pledgor the sum of four hundred thirty-seven thousand one hundred sixty-six dollars ($437,166), as evidenced by a Promissory Note of even date herewith (the "Note"); and

         WHEREAS, in order to induce Pledgee to make said loan, Pledgor has agreed to pledge to Pledgee, as security for the loan, one hundred thirty-one thousand seven hundred seventy-two (131,772) shares (the "Shares") of common stock of Control Chief Holdings, Inc., a corporation organized under the laws of New York;

         NOW THEREFORE, in consideration for value received, the parties hereto agree as follows:

         1. Pledge Of The Shares. Pledgor hereby pledges the Shares to Pledgee to secure the full and prompt payment all principal and interest due or to become due under the aforesaid Note.

         2. Protection Of The Shares. Pledgor shall defend the title to the Shares against all claims and demands whatsoever. During the term of this Agreement, and so long as there has not occurred an Event of Default, Pledgor shall have the right to vote the Shares on all corporate questions.

         3. Default. The occurrence of any one or more of the following events (hereinafter referred to as "Events of Default") shall constitute a default hereunder, whether such occurrence is voluntary or involuntary or comes about or is effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental authority:

             (a) If Pledgor shall default in the payment of any principal or interest due under the Note; or

             (b) If Pledgor shall fail to pay, perform or observe any covenant, agreement, term or provision of this Agreement; or

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             (c) If any representation, warranty or other statement of fact herein or in any writing, certificate, report or statement at any time furnished to Pledgee pursuant to or in connection with this Agreement or the Note shall be false or misleading in any material respect; or

             (d) If Pledgor shall: admit in writing its inability to pay its debts generally as they become due; file a petition for relief under the bankruptcy laws or a petition to take advantage of any insolvency act; make an assignment for the benefit of creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the Federal Bankruptcy Laws or any other applicable law or statute of the United States or any State; or if Pledgor shall be adjudged a bankrupt or insolvent, or a court of competent jurisdiction shall enter any order, judgment or decree appointing a receiver, trustee, liquidator or conservator of Pledgor or of the whole or any substantial part of the property of Pledgor or approves a petition filed against Pledgor seeking reorganization or similar relief under the Federal Bankruptcy Laws or any other applicable law or statute of the United States or any State; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of Pledgor or the whole or any substantial part of its property; or if there is commenced against Pledgor any proceeding for any of the foregoing relief; or if Pledgor by any act indicates its consent to, approval of, or acquiescence in any such proceeding; or

         4. Rights And Remedies. Upon the occurrence of an Event of Default, Pledgor shall have sixty days to correct such Event of Default. In the event such Event of Default is not corrected within such sixty days, the Note shall become due and payable in full after written notice. Pledgee shall have all rights and remedies provided by the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania on the date hereof.

         Pledgor shall be liable for, and shall reimburse to Pledgee, all expenses, including reasonable attorneys' fees, incurred or paid in connection with establishing, perfecting, maintaining, protecting or enforcing any of Pledgee's rights and remedies hereunder.

         5. Cumulative Rights. All rights, remedies and powers granted to Pledgee herein, or in any instrument or document related hereto, or provided or implied by law or in equity shall be cumulative and may be exercised singly or concurrently on any one or more occasions.

         6. Notices. All notices, requests, demands or other communications provided for herein shall be in writing and shall be deemed to have been properly given if sent by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses herein above set forth, or at such other addresses as the parties may designate in writing.


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         7. Modification And Waiver. No modification or waiver of any provision of this Agreement, and no consent by Pledgee to any breach thereof by Pledgor, shall be effective unless such modification or waiver shall be in writing and signed by Pledgee, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No course of dealing between Pledgor and Pledgee in exercising any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder. The aforesaid Note may be negotiated by Pledgee, without releasing Pledgor.

         8. Applicable Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania.

         9. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                          /s/Douglas S. Bell
                                          --------------------------------------
                                          DOUGLAS S. BELL

                                          /s/Janine M. Bell
                                          --------------------------------------
                                          JANINE M. BELL

                                          /s/C. Lawrence Shields
                                          --------------------------------------
                                          C. LAWRENCE SHIELDS

                                          /s/Dorothy V. Shields
                                          --------------------------------------
                                          DOROTHY V. SHIELDS


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